Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – May 17, 2018 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $0.91 per share payable on June 29, 2018 to stockholders of record of Lamar’s Class A common stock and Class B common stock on June 15, 2018. Subject to the approval of its board of directors, Lamar expects aggregate quarterly distributions to stockholders in 2018, including the dividend payable on June 29, 2018, and the $0.91 per share dividend previously paid on March 29, 2018, will total $3.65 per common share.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding anticipated 2018 distributions. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company (Nasdaq: LAMR) is one of the largest outdoor advertising companies in the world, with more than 348,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out of home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 2,800 displays. Please feel free to explore our website www.lamar.com or contact us at hello@lamar.com for additional information.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com